Exhibit (d)(5)

AMENDMENT This Amendment (“Amendment”) is made as of July 1, 2013 (the “Effective Date”) and amends certain portions of the Mutual Non-Disclosure Agreement (the “Agreement”), dated as of July 24, 2012, by and between Trius Therapeutics, Inc. (“Trius”) and Cubist Pharmaceuticals, Inc. (“Cubist”). RECITALS A. The Agreement sets forth certain rights and obligations of each of the parties; and B. The parties now desire to amend the Agreement as set forth herein. NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows: 1. Amendment to Agreement. Trius and Cubist hereby agree that the Agreement shall be amended as follows: a. The preamble to the Agreement shall be amended and restated to read in its entirety as follows: “This MUTUAL NON-DISCLOSURE AGREEMENT (the “Agreement”) is made effective as of July 24, 2012, by and between TRIUS THERAPEUTICS, INC., a Delaware corporation, and CUBIST PHARMACEUTICALS, INC., a Delaware corporation, to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available to each other in connection with the evaluation and/or negotiation of one or more potential strategic transactions involving the parties (the “Purpose”). The parties hereby agree as follows:” b. The third sentence of Section 3 of the Agreement shall be amended and restated to read in its entirety as follows: “The receiving party may use such Proprietary Information only to the extent required to accomplish the Purpose and for no other purpose.” c. Section 5 of the Agreement shall be amended and restated to read in its entirety as follows: “The receiving party shall advise its employees, directors and agents who might have access to the disclosing party’s Proprietary Information of the confidential nature thereof and agrees that such employees, directors and agents will abide by the terms of this Agreement and/or terms relating to confidentiality and non-use of the disclosing party’s Proprietary Information that are at least as stringent as those contained herein. The receiving party shall not disclose any Proprietary

 Information of the disclosing party to any employee, director or agent who does not have a need to access such information to assist in accomplishing the Purpose. The receiving party shall not disclose any Proprietary Information of the disclosing party to any third party (other than such directors or agents) without the disclosing party’s consent.” 2. Effect of Amendment: Conflicts. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control. 3. Further Assurances. The parties agree to execute such further instruments, agreements and documents and to take such further actions as may reasonably be necessary to carry out the intent of this Amendment. 4. Counterparts. This Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of which together shall constitute one instrument. 5. Entire Agreement. This Amendment, together with the Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

 IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. TRIUS THERAPEUTICS, INC. /s/ Jeff Stein Name: Jeff Stein Title: CEO CUBIST PHARMACEUTICALS, INC. /s/ Robert J. Perez Name: Robert J. Perez Title: President - COO